UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 3, 2018

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California		90245-5012
(Address of principal executive offices)		(Zip Code)

(310) 252-2000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2018, the Board of Directors (the “Board”) of Mattel, Inc. appointed Ynon Kreiz as Executive Chairman of the Board effective upon his election to the Board at Mattel’s 2018 Annual Meeting of Stockholders. Mr. Kreiz has been a director of Mattel since June 13, 2017 and will succeed Christopher A. Sinclair, our current Executive Chairman, who will be retiring from the Board at the end of his current term and, accordingly, will not stand for re-election at Mattel’s 2018 Annual Meeting of Stockholders.

Mr. Kreiz, 53, served as Chief Executive Officer of Maker Studios, Inc. (“Maker Studios”), a global digital media and content network company that was acquired by The Walt Disney Company, from May 2013 to January 2015, and served as Chairman of its Board from June 2012 to May 2014. Before joining Maker Studios, from June 2008 to June 2011, Mr. Kreiz was Chairman and Chief Executive Officer of Endemol Group, one of the world’s leading television production companies. Prior to Endemol Group, Mr. Kreiz served as a General Partner at Balderton Capital (formerly Benchmark Capital Europe) and was co-founder, Chairman and Chief Executive Officer of Fox Kids Europe N.V., a children’s entertainment company. Mr. Kreiz has served as a director of Warner Music Group Corp. since May 2015 and a member of its audit committee since April 2016. He also currently serves as Chairman of the Board of Showmax and is on the Board of Advisors of UCLA’s Anderson School of Management.

Mr. Kreiz’s compensation in connection with his appointment as Executive Chairman has not been determined at this time. Mattel will file an amendment to this Form 8-K disclosing such information when it has been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2018	MATTEL, INC.

	By:	/s/ Robert Normile
	Name:	Robert Normile
	Title:	Executive Vice President, Chief Legal Officer and Secretary